Exhibit 4.2

FORM OF

QPAGOS

STOCK OPTION GRANT NOTICE

2018 Stock Incentive Plan

QPAGOS, a Nevada corporation (the “Company”), pursuant to its 2018 Stock Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all terms and conditions as set forth herein and in the related Option Agreement, the Plan and the Notice of Exercise, each of which are attached hereto and incorporated herein in their entirety.

Optionholder:	________________________
Date of Grant:	________________________
Vesting Commencement Date:	________________________
Number of Shares Subject to Option:	________________________
Exercise Price (Per Share):	________________________
Total Exercise Price:	________________________
Expiration Date:	________________________

Type of Grant:	☐	Incentive Stock Option[1]	☐	Nonstatutory Stock Option

Exercise Schedule:	☐	Same as Vesting Schedule	☐	Early Exercise Permitted

Vesting Schedule: [          ]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐	By cash, check, bank draft or money order payable to the Company

☐	Pursuant to a Regulation T Program if the shares are publicly traded

☐	By delivery of already-owned shares if the shares are publicly traded

☐	If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Other Agreements:

By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

QPAGOS		Optionholder:

By:
	Signature	Signature

Title:	Email:
Email:	Date:
Date:

Attachments: Option Agreement, 2018 Stock Incentive Plan and Notice of Exercise

FORM OF

QPAGOS

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, QPAGOS (the “Company”) has granted you an option under its 2018 Stock Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (the “Company Stock”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.         VESTING SCHEDULE. Your option shall vest and become exercisable at the time or times set forth in the accompanying Grant Notice. In the event of a Change in Control, vesting of your option (if any) shall be as set forth in the Plan unless vesting upon a Change in Control is set forth in the Grant Notice, in which case the Grant Notice will govern the option vesting schedule notwithstanding the provisions of Section 15 herein.

2.         NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Company Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for certain events, including such as stock dividends, split ups, mergers, spin-offs and the other events specified in the Plan.

3.         METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)        Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)        Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)        If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

4.          WHOLE SHARES. You may exercise your option only for whole shares of Company Stock.

5.          SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Company Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Company Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.          TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and unless otherwise specified in the Grant Notice expires upon the earliest of:

(a)          Pursuant to the terms of your employment or consulting arrangement;

(b)        The Expiration Date indicated in your Grant Notice; or

(c)          The day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate (defined as any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act), except in the event of your death or Disability.

7.          EXERCISE.

(a)         You may exercise the vested portion of your option during its term or as set forth in Section 1, if applicable, by delivering the attached Notice of Exercise together with the exercise price to the Chief Executive Officer, the Chief Financial Officer and/or the Chief Operating Officer of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. Each election to exercise this option shall be in writing, signed by you, and delivered or mailed to the Chief Executive Officer or the Chief Financial Officer of the Company, or to such other person as the Company may designate, at the Company’s principal Office located at Paseo del la Reforma, 404 Piso 15 PH Col. Juarez, Del. Cuauhtemoc, Mexico, D.F. C.P. 06600. The address for and the recipient of such Notice of Exercise may be changed in the Company’s sole discretion and any such changes will be communicated to you. In the event an option is exercised by the executor or administrator of your estate, by a Beneficiary, or by the person or person to whom the option has been transferred by your will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Company Stock thereunder unless and until the Company is satisfied that the person or person exercising the option is or are your duly appointed executor or administrator or the person to whom the option has been transferred by your will or by the applicable laws of descent and distribution.

(b)          By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Company Stock are subject at the time of exercise, or (3) the disposition of shares of Company Stock acquired upon such exercise.

(c)          If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Company Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Company Stock are transferred upon exercise of your option.

8.          EXERCISE.

(a)          You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)          By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)          If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

9.          TRANSFERABILITY.

(a)         If your option is an Incentive Stock Option, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, you shall have the right to designate a Beneficiary or Beneficiaries who shall be entitled to any rights, payments or other benefits specified under the option following your death, or in the absence of an authorized Beneficiary designation, by the legatee of the option under your will or by your estate in accordance with your will or the laws of descent and distribution, in each case in the same manner and to the same extent that the option was exercisable by you on the date of your death.

(b)         If your option is a Nonstatutory Stock Option, your option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) by instrument to a Beneficiary, (iii) by instrument to an inter vivos or testamentary trust (or other entity) in which the option is to be passed to your designated beneficiaries; and (iv) with the prior written approval of the Company, by gift, in a form acceptable by the Company.

10.        OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an affiliate, or of the Company or an affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an affiliate, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have as a Director or consultant for the Company or an affiliate.

11.          WITHHOLDING OBLIGATIONS.

(a)          At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with the exercise of your option.

(b)        If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)         You may not exercise your option unless the tax withholding obligations of the Company and/or any affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Company Stock or release such shares of Company Stock from any escrow provided for herein unless such obligations are satisfied.

12.          TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the Fair Market Value per share of the Company Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

13.          NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14.          GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

15.         OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.          RIGHTS OF OPTIONEE. This Agreement does not entitle you to any voting rights or, except for the foregoing notice provisions, any other rights as a stockholder of the Company. No dividends are payable or will accrue on your option or the shares of Company Stock purchasable under this Agreement until, and except to the extent that, your option are exercised. Upon the surrender of your option and payment of the Exercise Price as provided above, the person or entity entitled to receive the shares of the Company Stock issuable upon such exercise shall be treated for all purposes as the record holder of such shares as of the close of business on the date of the surrender of your option for exercise as provided above. Upon the exercise of your option, you shall have all of the rights of a stockholder in the Company.

17.          GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada without giving effect to its principles governing conflicts of law.

* * *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.

NOTICE OF EXERCISE

QPAGOS

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option award that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:

Number of Shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$	$

Cash payment delivered herewith:	$	$

Value of Shares delivered herewith:	$	$
Value of Shares pursuant to net exercise:	$	$
Regulation T Program (cashless exercise):	$	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the QPAGOS 2018 Stock Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an Incentive Stock Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

Very truly yours,

Signature

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